Exhibit 99.1
For Immediate Release
Date: December 10, 2007

Contacts:	J. Williar Dunlaevy	Stephen M. Conley

	Chairman & Chief Executive Officer	Chief Financial Officer

Phone:	413-445-3500	413-445-3530

Email:	bill.dunlaevy@legacybanks.com	steve.conley@legacybanks.com
Legacy Bancorp, Inc. Announces Completion of Acquisition of New York Branch Offices
PITTSFIELD, MASSACHUSETTS, (December 10, 2007) - Legacy Bancorp, Inc. (the “Company”) (NASDAQ:LEGC), the holding company for Legacy Banks (the “Bank” or “Legacy”) announced today that the Bank completed its acquisition of the five (5) full-service branch offices of First Niagara Bank (“First Niagara”) located in the eastern New York communities of Windham, Middleburgh, Oak Hill (East Durham), Greenville and Windham (the “Branch Offices”) on December 7, 2007. Pursuant to the terms of the Purchase and Sale Agreement dated as of July 25, 2007 between the Bank and First Niagara, the Bank purchased real property totaling approximately $1,355,000 and assumed deposit liabilities totaling approximately $76,629,000. The Bank has retained all employees of the Branch Offices.
J. Williar Dunlaevy, Chairman and Chief Executive Officer, commented, “We are thrilled to welcome our new employees and customers to the Legacy family. We are grateful to everyone at First Niagara and Legacy for their tireless work and the professional manner in which they executed this acquisition.”
“Over the past four months we have had the privilege of getting to know the branch office personnel who will continue to serve the financial needs of our customers in these communities and know that they will continue Legacy’s strong traditions of community focus and premier customer service,” Mr. Dunlaevy stated.
“Our doors are now open in New York,” Mr. Dunlaevy continued. “As a Massachusetts state chartered savings bank and participant in the Depositors Insurance Fund, we are able to offer a competitive banking advantage in the form of excess deposit insurance for all deposit balances in excess of the FDIC limits.”

“We look forward to expanding our presence and relationships in New York markets and to offering innovation and convenience to our customers in banking products, services and solutions,” Mr. Dunlaevy concluded.
Legacy Banks is headquartered in Pittsfield. It employs 196 people and has sixteen offices throughout Berkshire County, Massachusetts and eastern New York, as well as a Loan Production Office in Colonie, New York. Legacy offers Personal Banking, Mortgage Lending, Commercial Services, Insurance, Investments, Portfolio Management, Credit and Debit Card products, and Online Services.
FORWARD LOOKING STATEMENTS
Certain statements herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which Legacy Bancorp is engaged and changes in the securities market. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.
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